Exhibit 10.8

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of April 24, 2008, by and between FIRST NATIONAL BANK OF OMAHA, a national banking association established under the law of the United States of America, in its capacity as Administrative Agent and Collateral Agent for the Banks (in such capacities, “FNBO”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association established under the law of the United States of America , as trustee (the “Trustee”) for the holders of the $15,180,000 City of Lamberton, Minnesota Parity Senior Solid Waste Disposal Facility Revenue Bonds, Series 2008 (Highwater Ethanol, LLC Ethanol Plant Project) (the “Bonds”).

RECITALS

A.                                 Highwater Ethanol, LLC, a Minnesota limited liability company (the “Company”) is the owner of certain real property located in Redwood County and Cottonwood County, Minnesota, legally described in Exhibit A attached hereto (the “Premises”).

B.                                   Pursuant to that certain Construction Loan Agreement dated as of April 24, 2008, (as it may be from time to time amended, the “FNBO Loan Agreement”), among the Company, FNBO, as Administrative Agent, Collateral Agent and a Bank, and the Banks a party thereto (collectively, the “Lenders”), the Lenders have agreed to make the Loans as defined therein in the aggregate principal amount of $64,402,000.00 to the Company for the purpose of acquiring, constructing, and equipping an ethanol production facility (the “Plant”) on the Premises, and for the purpose of financing the general corporate and operating expenses of the Company upon completion of the Plant, for the purposes of issuing letters of credit for the account of the Company and for such other purposes as are provided for in the FNBO Loan Agreement.

C.                                   The Company’s obligations to the Lenders under the FNBO Loan Documents are evidenced by Construction Notes (converting to the Fixed Rate Notes, Variable Rate Notes and Long Term Revolving Notes evidencing the Term Loans upon conversion of the Construction Loan to the Term Loans as defined and provided for in the FNBO Loan Agreement), Revolving Promissory Notes, Promissory Note and Continuing Letter of Credit Agreement (collectively, the “FNBO Notes”), and are secured by, among other collateral, a Construction Loan Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement dated as of April 24, 2008 (the “FNBO Mortgage”), and a Security Agreement dated as of April 24, 2008

(the “FNBO Security Agreement”) and the other FNBO Loan Documents which grant a security interest in the Company’s assets and property or collaterally assign Company’s rights to FNBO as Administrative Agent and/or Collateral Agent for the Lenders.

D.                                  Pursuant to that certain Lease Agreement dated as of April 1, 2008 (the “Bond Lease Agreement”), the City of Lamberton, Minnesota (the “City”) has agreed to provide financing in the aggregate principal amount of $15,180,000.00 to the Company (the “Bond Financing”) from the proceeds of its Bonds for the purpose of acquiring, constructing, equipping and furnishing certain solid waste disposal facilities constituting a part of the Plant.

E.                                    The Company’s obligations to the Trustee under the Bond Financing Documents are secured by a Construction Loan Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement dated as of April 1, 2008 (the “Bond Mortgage”), and a Security Agreement dated as of April 1, 2008 (the “Bond Security Agreement”).

F.                                        The solid waste disposal facilities to be financed by the Bond Financing are to be owned by the City, subject to the prior liens of the FNBO Mortgage, FNBO Security Agreement and any other liens created by any FNBO Loan Document and the Bond Mortgage, Bond Security Agreement and any other lien created by any Bond Financing Document.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.                                      Definitions.  All capitalized terms used herein and defined in the foregoing recitals shall have the meanings ascribed thereto.  All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in Article 9 of the Uniform Commercial Code as enacted in the State of Minnesota (the “UCC”), or shall have the meanings set forth below:

“Bond Debt” shall mean all Liabilities and indebtedness of every nature of the Company and City from time to time owed to the Trustee under the Bond Financing Documents in an amount not exceeding the sum of $15,180,000.00, including any amendments, modifications, renewals or extensions thereof, plus, respectively, (a) any Protective Advances, (b) Costs of Completion, (c) accrued and unpaid interest and (d) all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code, together with any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim.  The Bond Debt shall be considered to be outstanding whenever any obligation under the Bond Financing Documents is outstanding.

“Bond Financing Documents” means the Bond Lease Agreement, Bond Mortgage, Bond Security Agreement, the Indenture and the Bonds and all other notes, mortgages, security agreements, documents, instruments, assignments and contracts, relating thereto, as amended, restated, supplemented or otherwise modified from time to time.  The Bond Financing Documents shall be provided to the Parties as the same are executed, amended, supplemented, restated or otherwise modified.

“Agreement” means this Intercreditor Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time and any successor statute and all rules and regulations promulgated thereunder.

“Bond Liabilities” means all obligations of the Company and City to the Trustee or any other Person under, or arising as a result of, the Bonds or the Bond Financing Documents.

“Collateral” means and includes all property, contracts, assets and rights of the Company granted as collateral security for the FNBO Debt, the Bond Debt or other obligations of the Company under any Financing Document, in favor of FNBO, as Administrative Agent and/or Collateral Agent for the Lenders, or the holders of the Bonds, whether real, personal or mixed property, whether granted directly or indirectly, whether granted now or in the future.

“Costs of Completion” means all costs and expenses in excess of the principal amount committed by Lenders on the Construction Loan (as defined in the FNBO Loan Agreement) and in excess of $15,180,000.00 with respect to the Bonds actually incurred or expended by a Party to complete construction of the Project and which have not been reimbursed by the Company or other Person obligated thereof, as provided for under the FNBO Loan Documents or the Bond Financing Documents, as the case may be, including, without limitation, the costs and expenses relating to the drawing of plans, the hiring of contractors, the rental of equipment, the purchase of materials and equipment, the discharge of mechanics’ or similar liens and any other expenditures incurred in connection with the completion of the construction of the Project.

“Distribution” means, with respect to any indebtedness, obligation or security: (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness, obligation or security, (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Person; or (c) the granting of any Lien or security interest to or for the benefit of the holders of such indebtedness, obligation or security in or upon any property of any Person.

“Enforcement Action” means any action to enforce or attempt to enforce any right or remedy available to any Party under any Financing Document, pursuant to applicable law or otherwise, including any action to: (a) accelerate any indebtedness under any Financing Document or declare the entire amount of any indebtedness under any Financing Document to be due and payable, (b) exercise any right of set-off with respect to the Company, (c) commence, continue or participate in any judicial, arbitral or other proceeding, or any other collection or enforcement action of any kind, against the Company or any of the assets of Company (including any Proceeding), seeking, directly or indirectly, to enforce any rights or remedies, or to enforce any of the obligations incurred by the Company under or in connection with any Financing Document, (d) commence or pursue any judicial, arbitral or other proceeding or legal action of any kind, seeking injunctive or other equitable relief to prohibit, limit or impair the commencement or pursuit by any Party of any of their respective rights or remedies under or in connection with any Financing Document, or otherwise available under applicable law, (e) commence bankruptcy or other insolvency proceedings against the Company, (f) request the appointment of a receiver for the Company or its assets; (g) exercise remedies with respect to rents or other revenues payable with respect to the Project or the Premises, (h) accept a transfer of the Premises or the Project in lieu of foreclosure, (i) seek a monetary judgment against the Company or (j) exercise remedies under the provisions of any state or federal law, including, without limitation, the UCC, or under any contract or agreement, to enforce, foreclose upon, take possession of or sell any property or assets of the Company or to exercise any rights of the Company under any contract collaterally assigned under any Financing Document.

“Event of Default” means (i) with respect to the FNBO Loan Liabilities and the FNBO Loan Documents, any Event of Default thereunder which has occurred, is continuing and has not been cured, and (ii) with respect to the Bond Liabilities and the Bond Financing Documents, any Event of Default thereunder which has occurred, is continuing and has not been cured.

“Financing Document” means the FNBO Loan Documents and the Bond Financing Documents.

“FNBO Debt” shall mean all Liabilities and indebtedness of every nature of the Company from time to time owed to the Lenders under the FNBO Loan Documents and any Swap Contracts (as defined in the FNBO Loan Agreement), including any amendments, modifications, renewals, restatements or extensions thereof, plus, respectively, (a) all additional loans by the Lenders to the Company as permitted under Section 7.1.1 below, (b) any Protective Advances, (c) Costs of Completion, (d) accrued and unpaid interest and (e) all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code, together with any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim.  FNBO Debt shall be considered to be outstanding whenever any loan commitment or loan under the FNBO Loan Documents is outstanding.

“FNBO Loan Documents” means the FNBO Loan Agreement, the FNBO Notes, the FNBO Mortgage, the FNBO Security Agreement, the Swap Contracts, and all other notes, mortgages, security agreements, documents, instruments, control agreements, assignments and contracts relating thereto, as amended, supplemented, restated or otherwise modified from time to time.  The FNBO Loan Documents shall be provided to the Parties as the same are executed, amended, supplemented, restated or otherwise modified.

“FNBO Loan Liabilities” means all obligations of the Company to the Lenders under, or arising as a result of, the FNBO Loan Documents, including any Negative Termination Value (as defined in the FNBO Loan Agreement).

“Liabilities” means all obligations of Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due.

“Lien” means any consensual mortgage, security, charge, deed of trust, pledge, security interest, collateral assignment encumbrance or other lien of any nature, whether now existing or hereafter created, acquired or arising.

“Financing Documents” means the FNBO Loan Documents and the Bond Financing Documents.

“Parity Indebtedness” means all Liabilities of the Company to the Lenders under the FNBO Debt and of the Company and City to the Trustee under the Bond Debt.

“Party” or “Parties” means individually or together any one or more of FNBO, in FNBO’s capacity as Administrative Agent and Collateral Agent for the Lenders, the Trustee, and their respective successors and assigns.

“Person” means any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Proceeding” means: (a) any insolvency or bankruptcy case or proceeding (including any case under the Bankruptcy Code, as amended from time to time, or any successor statute), or any receivership, custodianship, liquidation, reorganization or other similar case or proceeding, relative to Company, (b) any liquidation, dissolution, reorganization or winding down of Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Company, or (d) any sale, transfer or other disposition of all or substantially all of the assets of Company in connection with any of the foregoing.

“Project” means the acquisition, construction and financing of the Premises and the Plant and all related facilities and improvements.

“Protective Advances” means all sums advanced for the purpose of payment of real estate taxes (including special payments in lieu of real estate taxes), personal property taxes (including special payments in lieu of personal property taxes), maintenance costs, insurance premiums, other items (including capital items) reasonably necessary to protect the Project, or any other Collateral from forfeiture, casualty, loss or waste and any other protective advance made pursuant to the FNBO Mortgage, Bond Mortgage or other Financing Documents.

“Senior Lenders” means the Lenders and the Trustee.

2.                                      Lien Priority.

2.1                                 Lien Priorities.  Notwithstanding the date, manner or order of perfection of the security interests and Liens granted by the Company to any Party, and notwithstanding any provisions of the UCC, applicable law, or the Financing Documents or whether any Party hereto holds possession of all or any part of the Collateral, the following, as between the Parties shall be the relative priority of the Liens of the Parties in the Collateral:

2.1.1                        Real Property.  The mortgage Lien and security interest of each of the FNBO Mortgage and the Bond Mortgage (hereinafter the “Consolidated Mortgages”) are hereby consolidated to constitute a single first mortgage Lien and security interest on or in the Premises and the Project and the other Mortgaged Property (as defined in the FNBO Mortgage and the Bond Mortgage) which shall equally and ratably secure all holders from time to time of the Parity Indebtedness in proportion to the amount owed to each as either principal or interest, with the same force and effect as if FNBO and the Trustee held a single mortgage Lien on and security interest in the Premises and the Project and the Mortgaged Property to secure all Parity Indebtedness.  The consolidated mortgage Lien and security interest of the Consolidated Mortgages shall be deemed to contain and be subject to all of the terms and conditions set forth in the FNBO Mortgage and the Bond Mortgage.  To the extent consistent with this Agreement, inconsistent terms as between such agreements shall be controlled first by the FNBO Mortgage and then by the Bond Mortgage.

2.1.2                        Personal Property Collateral.  The Lien and security interest of each of the FNBO Security Agreement and the Bond Security Agreement (hereinafter the “Consolidated Security Agreements”) are hereby consolidated to constitute a single first priority Lien or security interest on or in the Collateral described therein which shall equally and ratably secure all holders from time to time of the Parity Indebtedness in proportion to the amount owed to each as either principal or interest, with the same force and effect as if FNBO and the Trustee held a single Lien on and security interest in such Collateral to secure all Parity Indebtedness.  The consolidated Lien and security interest shall be deemed to contain and be subject to all of the terms and conditions set forth in the FNBO Security Agreement and the Bond Security Agreement.  To the extent consistent with this Agreement, inconsistent terms as between such agreements shall be controlled first by the FNBO Security Agreement and then by the Bond Security Agreement.

2.1.3                        Other Collateral. The Lien and security interest of each of the Senior Lenders pursuant to any other Financing Documents which grant a Lien on or security interest in any Collateral other than as described in Sections 2.1.1 and 2.1.2 above are hereby consolidated to constitute a single first priority Lien or security interest on or in the Collateral described therein (other than the Separate Collateral) which shall equally and ratably secure all holders from time to time of the Parity Indebtedness in proportion to the amount owed to each as either principal or interest, with the same force and effect as if FNBO and the Trustee held a single Lien on and security interest in such Collateral to secure all Parity Indebtedness. The consolidated Lien and security interest shall be deemed to contain and be subject to all of the terms and conditions set forth in the applicable FNBO Loan Documents and the applicable Bond Financing Documents. To the extent consistent with this Agreement, inconsistent terms as between such agreements shall be controlled first by the applicable FNBO Loan Documents and then by the applicable Bond Financing Documents.

2.2                                 Agreement to Cooperate.  Subject to this Agreement, FNBO and the Trustee hereby agree to coordinate and cooperate with respect to enforcing their respective rights under the Consolidated Mortgages, the Consolidated Security Agreements and the other Collateral as described in Section 2.1.3 above, including all rights related thereto, including administering and managing all proceeds paid under any title or casualty insurance policy and all condemnation awards and all sums realized upon taking possession of any of the Collateral pursuant to foreclosure, upon receipt of a deed in lieu of foreclosure, or pursuant to any Enforcement Action.

3.                                      Special Rights of FNBO.  The Parties irrevocably agree to accept performance and compliance (including, but not limited to cure of any Company defaults under the Financing Document) by FNBO of and with any term, covenant, agreement, provision, condition or limitation on the Company’s part to be kept, observed or performed under any of the Financing Documents with the same force and effect as though kept, observed, or performed by the Company.  Notwithstanding any provision in this Agreement or any Financing Document, FNBO shall not be required to perform any such obligations either before or after an Event of Default.  The Parties covenant and agree that they shall promptly send, in the manner set forth in Section 10 below, to each other Party, a copy of each notice it may deliver to the Company relating to any default or Event of Default by the Company of any of its Financing Documents or the taking or proposed taking of any Enforcement Action at the same time as and whenever any such notice shall be given by a Party to the Company, addressed to such Party at the address set forth herein.

4.                                      Payments Prior to Acceleration or Demand for Payment.  Until notice of acceleration or demand for payment of the Parity Indebtedness is given by a Party pursuant to Section 10, each Party shall be entitled to collect all payments of principal, premium, if any, and interest due and payable to it under its own Financing Documents, and all related fees, costs and expenses, at the time and in the manner specified therein; provided, however, that the Trustee acknowledges and agrees that principal payments may not be made or applied on the Bond Debt until the earlier to occur of (i) the indefeasible repayment in full of the FNBO Liabilities or (ii) the Loan Termination Date of the Term Loans (as defined in the FNBO Loan Agreement).  In the event of receipt of such payments from the Company by a Party, prior to the acceleration or demand for payment of the Parity Indebtedness, such payments shall belong to such Party as its own property, and such Party shall have no obligation under this Agreement to hold or remit any part of such payments for the account of any other Party.

5.                                      Payments After Acceleration of Demand for Payment.  In the event of receipt of any payments from the Company by any Party after notice of acceleration or demand for payment of the Parity Indebtedness has been given, such payments shall be held in trust by the receiving Party and shall promptly be transferred at the direction of FNBO and the Trustee to be applied to the payment of the Parity Indebtedness in the manner set forth as follows:

5.1                                 Application of Moneys.  In the event of the acceleration or demand for payment of the Parity Indebtedness, all payments, collections and cash received or effected by

FNBO under the FNBO Loan Documents and/or by the Trustee under the Bond Financing Documents shall be applied first to pay or reimburse FNBO and the Trustee for all of their reasonable costs and expenses incurred and documented in realizing upon or effecting such payments, collections, and proceeds, then to any Protective Advances made by FNBO or the Trustee, then to any Costs of Completion incurred or expended by FNBO or the Trustee, then to any debt service payments, if any, made by FNBO on the Bond Debt, or by the Trustee on the FNBO Debt.  After payment, reimbursement, or allowance for such costs, expenses, damages, liabilities, Protective Advances, Costs of Completion or debt service payments, the remainder will be applied ratably to the payment of the Parity Indebtedness, in that proportion which the unpaid principal amount of, and accrued interest then due and owing on, the FNBO Debt on the date of application and the unpaid principal amount of, and accrued interest then due and owing on the Bond Debt on the date of application each bear to the aggregate unpaid principal balance of, and accrued and unpaid interest then due and owing on, the FNBO Debt and Bond Debt on the date of application.

5.2                                 Application of Proceeds of Collateral.  In the event of the acceleration or demand for payment of the Parity Indebtedness, or of any foreclosure, sale or other realization on or disposition in liquidation of any of the Collateral, all moneys collected or received constituting identifiable proceeds of any item of the Collateral in excess of the amounts paid to third parties to discharge prior Liens, if any, upon such Collateral shall be applied first to the payment of all costs incurred in the collection thereof, including reasonable and documented expenses and disbursements of FNBO and its counsel and of the Trustee and its counsel, then to any Protective Advances made by FNBO or the Trustee, then to any Costs of Completion incurred or expended by FNBO or the Trustee, then to any debt service payments, if any, made by FNBO on the Bond Debt, or by the Trustee on the FNBO Debt and the balance of such monies shall be applied as follows:

5.2.1                        Collateral.  All amounts received in respect of any of the Collateral shall be applied ratably to payment of the Parity Indebtedness in that proportion which the unpaid principal amount of, and accrued interest then due and owing on, the FNBO Debt, on the date of application, and the unpaid principal amount of, and accrued interest then due and owing on the Bond Debt on the date of application each bear to the aggregate unpaid principal balance of, and accrued and unpaid interest then due and owing, on the FNBO Debt and Bond Debt on the date of application.  All amounts received in respect of any of the Collateral in excess of the amount necessary to effect indefeasible payment in full of the Parity Indebtedness shall be remitted to the Company or the Person legally entitled thereto.

5.2.2                        Purchase of Collateral.  If FNBO shall purchase Collateral at a foreclosure sale or otherwise, it shall hold such title in trust for the benefit of the holders of the Parity Indebtedness and shall exercise commercially reasonable efforts to dispose of such Collateral so acquired, the proceeds of which disposition shall be applied first to the payment of all costs incurred in the collection thereof, including reasonable and documented expenses and disbursements of FNBO and its counsel, then to any Protective Advances made by FNBO, then to any Costs of Completion incurred or expended by FNBO, then to any debt service payments, if any, made by FNBO on the Bond Debt and the balance shall be applied pursuant to Section 5.2.1 above.  FNBO shall provide prior written notice to the Trustee and shall consult with the

Trustee prior to exercising any rights or remedies hereunder, but in the event that the FNBO and the Trustee cannot agree, the decision of FNBO shall govern.

5.2.3                        Standard of Care.  Each Party shall promptly perform and observe all of its obligations and agreements contained in this Agreement; provided that, unless otherwise provided herein, each Party shall be liable hereunder only for its willful misconduct, gross negligence or bad faith in the performance of its obligations and duties hereunder, or the reckless disregard of its obligations and duties hereunder.

5.3                                 Setoff.  In the event that any funds of the Company on deposit with any Party or subject to any control agreement shall be taken or appropriated by such Party by way of setoff in payment or satisfaction of the obligations of the Company to such Party under any Financing Documents, such funds shall be applied as follows:

5.3.1                        Identifiable Proceeds.  To the extent such funds constitute identifiable proceeds of any item of Collateral, such funds shall be applied in the manner set forth in Section 5.2 of this Agreement.

5.3.2                        Other Funds.  To the extent such funds do not constitute Collateral or identifiable proceeds of any item of Collateral, such funds shall be applied in the manner set forth in Section 4 of this Agreement notwithstanding that any acceleration or demand for payment was made prior to the exercise of setoff.

5.4                                 Possession of Collateral.  In the event any item of Collateral, a security interest in which is perfected by possession, is delivered into the possession of a Party, such Party shall be deemed to hold such item of Collateral as custodian for itself and each other Party in order to perfect its own security interest and the security interest of the other Parties pursuant to the Financing Documents.  If such Party’s security interest is released under circumstances that do not require any other Party’s security interest to be released, such Party shall deliver to the other Parties such items of Collateral in order that the security interest of the other Parties may continue to be perfected.

5.5                                 Liquidation, Dissolution, Bankruptcy.  In the event of any Proceeding:

5.5.1                        The Parity Indebtedness shall first be indefeasibly paid in full in cash before any Distribution, whether in cash, securities or other property, shall be made on account of any other indebtedness or Liability of Company.

5.5.2                        Each Party agrees to execute, verify, deliver and file any proofs of claim in respect of the Parity Indebtedness requested by any other Party in connection with any Proceeding involving the Company.

5.5.3                        The Parity Indebtedness shall continue to be treated as Parity Indebtedness and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Parties even if all or part of the Parity Indebtedness or the security interests securing the same are set aside, avoided, invalidated or disallowed in connection with any such Proceeding, and this Agreement shall be reinstated if at any time any payment of any of the

Parity Indebtedness is rescinded or must otherwise be returned by any holder thereof or any representative of such holder.

5.6                                 Insurance and Condemnation.  All proceeds of any property or casualty insurance or condemnation awards relating to the Collateral shall be applied in accordance with the provisions of Section 5.2 of this Agreement, subject to the priorities herein set forth, and no other Person or Party shall have the right to participate in the adjustment of any such insurance claims or condemnation awards.

5.7                                 Waiver of Right to Require Marshaling.  Each Party hereby expressly waives any right that it otherwise might have to require any other Party to marshal assets or to resort to Collateral in any particular order or manner, whether provided for by common law or statute.  No Party shall be required to enforce any guaranty or any security interest given by any Person other than the Company as a condition precedent or concurrent to the taking of any Enforcement Action.

5.8                                 Subrogation.  No payment or distribution by a Party to any other Party pursuant to the provisions of this Agreement and no Protective Advance by any of the Parties shall entitle such Party to exercise any right of subrogation in respect thereof prior to the payment in full of the Parity Indebtedness.

5.9                                 Enforcement of Remedies.  FNBO and the Trustee agree to cooperate with each other and take any lawful action, including joining in such proceedings at law or in equity and executing such documents as a Party may reasonably request and direct, to enforce the obligations of the Company under the Financing Documents, and in order that the rents, issues, profits, revenues and other income from the Plant and Premises shall be available to satisfy the Company’s obligations under the Financing Documents.

5.10                           Other Security Interests.  No Party shall obtain or possess any Lien, security interest, encumbrance or claim in the Company’s assets other than, or in addition to, the Collateral without the prior written consent of each other Party except for judgment liens that are entered against the Company following the occurrence of an Event of Default under such Party’s Financing Documents.

5.11                           Benefit of Security Interests.  This Agreement shall not give any rights to any Party if and to the extent that its respective security interest in any item of Collateral in which it seeks to claim an interest or to share such interest, as the case may be, is (i) not then perfected; (ii) voidable under the Bankruptcy Code; (iii) held by a court of competent jurisdiction to be unenforceable; or (iv) junior to the security interest of an intervening interest of a third party.

5.12                           Control Agreement.  The Company shall grant FNBO and the Trustee a Deposit Account Control Agreement acceptable to FNBO and the Trustee with respect to any and all accounts maintained by the Company into which Collateral or the proceeds thereof are or may be deposited or held.

6.                                      Notice of Default/Termination of Financing.

6.1                                 Notice of Default/Termination of Financing.  Should any Party terminate its obligations to the Company pursuant to any Financing Document, or commence any Enforcement Action or acceleration of the Parity Indebtedness, it shall provide the other Parties with a copy of any notice of default and/or acceleration simultaneously with the notice provided to the Company.

6.2                                 Rights to Cure.

6.2.1                        FNBO’s Rights to Cure.  Prior to the Trustee commencing any Enforcement Action under any Bond Financing Document, the Trustee shall provide written notice of the default which would permit the Trustee to commence such Enforcement Action to each other Party pursuant to Section 10 of this Agreement, whether or not the Trustee is obligated to give notice thereof to Company (a “Bond Default Notice”) and shall permit FNBO an opportunity to cure such default in accordance with the provisions of this Section 6.2.1.  If the default is a monetary default relating to a liquidated sum of money, FNBO shall have until five (5) Business Days (as such term is defined in the FNBO Loan Agreement) after the later of (i) the giving by the Trustee of the Bond Default Notice and (ii) the expiration of Company’s cure period, if any, (an “FNBO Monetary Cure Period”) to cure such monetary default.  If the default is of a non-monetary nature, FNBO shall have the same period of time as the Company under the Bond Financing Documents to cure such non-monetary default; provided, however, if such non-monetary default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being continuously and diligently pursued by FNBO, FNBO shall be given an additional period of time as is reasonably necessary for FNBO in the exercise of due diligence to cure such non-monetary default for so long as (i) FNBO makes or causes to be made timely payment of Company’s regularly scheduled payments under the Bond Financing Documents, (ii) such additional period of time does not exceed thirty (30) days, unless such non-monetary default is of a nature that can not be cured within such thirty (30) days, in which case, FNBO shall have such additional time as is reasonably necessary to cure such non-monetary default, (iii) such default is not caused by a bankruptcy, insolvency or assignment for the benefit of creditors of Company and (iv) during such non-monetary cure period, there is no material impairment to the value, use or operation of the Project.  Any additional cure period granted to FNBO hereunder shall automatically terminate upon the bankruptcy (or similar insolvency) of the Company.

6.2.2                        The Trustee’s Rights to Cure.  Prior to FNBO commencing any Enforcement Action under any FNBO Loan Document, FNBO shall provide written notice of the default which would permit FNBO to commence such Enforcement Action to each other Party pursuant to Section 10 of this Agreement, whether or not FNBO is obligated to give notice thereof to Company (an “FNBO Default Notice”) and shall permit the Trustee an opportunity to cure such default in accordance with the provisions of this Section 6.2.2.  If the default is a monetary default relating to a liquidated sum of money the Trustee shall have until five (5) Business Days after the later of (i) the giving by FNBO of the FNBO Default Notice and (ii) the expiration of Company’s cure period, if any, (a “Trustee Monetary Cure Period”) to cure such monetary default.  If the default is of a non-monetary nature, the Trustee shall have the same period of time as the Company under the FNBO Loan Documents to cure such non-monetary default; provided, however, if such non-monetary default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being continuously and diligently pursued by the Trustee, the Trustee shall be given an additional period of time as is reasonably necessary for the Trustee in the exercise of due diligence to cure such non-monetary default for so long as (i) the Trustee makes or causes to be made timely payment of Company’s regularly scheduled payments under the FNBO Loan Documents, (ii) such additional period of time does not exceed thirty (30) days, unless such non-monetary default is of a nature that can not be cured within such thirty (30) days, in which case, the Trustee shall have such additional time as is reasonably necessary to cure such non-monetary default, (iii) such default is not caused by a bankruptcy, insolvency or assignment for the benefit of creditors of Company and (iv) during such non-monetary cure period, there is no material impairment to the value, use or operation of the Project.  Any additional cure period granted to the Trustee hereunder shall automatically terminate upon the bankruptcy (or similar insolvency) of the Company.

6.3                                 Estoppel.  Each Party shall, within ten (10) days following a request from any other Party, provide the requesting Party with a statement setting forth the then current outstanding principal balance of the obligations owed to it by the Company under its Financing Documents, the aggregate accrued and unpaid interest thereunder, and stating whether to the knowledge of such Party any default or Event of Default exists thereunder.

6.4                                 Acceleration of Loans/Bonds.  Prior to a Party accelerating the obligations of the Company to it under its Financing Documents, such Party shall provide written notice to the other Parties at least five (5) Business Days prior to formally accelerating the same, provided however, that nothing in this paragraph shall limit the discretion of any Party to accelerate or to exercise any rights or remedies provided in this Agreement, the Financing Documents, or applicable law, except as may be otherwise expressly provided in this Agreement.

7.                                      Representations and Warranties.

7.1                                 By FNBO.  Notwithstanding any of the terms of the FNBO Loan Documents, FNBO hereby acknowledges (i) that it has received copies of all Financing Documents and hereby consents to the execution and delivery of the same by the Company and (ii) agrees that the execution and delivery of the Financing Documents by the Company shall not constitute a breach or Event of Default under the FNBO Loan Documents and waives any Event of Default the execution and delivery of the Financing Documents may have otherwise caused under the FNBO Loan Documents.

7.1.1                        Modification of FNBO Loan Documents.  FNBO shall have the right without the consent of any other Party to enter into any amendment, deferral, modification, increase, renewal, replacement, restatement, consolidation, supplement or waiver (collectively, an “FNBO Loan Modification”) of the FNBO Debt or the FNBO Loan Documents provided that no such FNBO Loan Modification shall, without the prior written consent of the other Party, (i) increase any fixed interest rate, the margin of any variable interest rate, or principal amount of the FNBO Debt, or (ii) extend or shorten the scheduled maturity date of any FNBO Debt (except that FNBO may permit the Company to exercise any extension options in accordance with the terms and provisions of the FNBO Loan Documents in effect as of the date hereof and FNBO may extend the Revolving Loan for additional periods not in excess of one (1) year upon the Loan Termination Date of the Revolving Loan), or (iii) increase any cash reserve or escrow requirements of the Company.  In addition and notwithstanding the foregoing provisions of this Section 7.1.1, any amounts funded by FNBO under the FNBO Loan Documents as a result of (x) the making of any Protective Advances or other advances by FNBO, (y) incurring any Costs of Completion or (z) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 7.1.1.

7.1.2                        Copies of FNBO Loan Modifications.  FNBO shall deliver to each other Party copies of any and all modifications, amendments, extensions, consolidations, restatements, alterations, changes or revisions to any one or more of the FNBO Loan Documents (including, without limitation, any side letters, waivers, or consents entered into, executed or delivered by FNBO) within a reasonable time after any of such applicable instruments have been executed by the Company and FNBO.

7.2                                 By the Trustee.  Notwithstanding any of the terms of the Bond Financing Documents, the Trustee hereby acknowledges (i) that it has received copies of all Financing Documents and hereby consents to the execution and delivery of the same by the Company and (ii) agrees that the execution and delivery of the Financing Documents by the Company shall not constitute a breach or Event of Default under the Bond Financing Documents and waives any Event of Default the execution and delivery of the Financing Documents may have otherwise caused under the Bond Financing Documents.  The Trustee agrees that it shall not contest the validity, perfection, priority, or enforceability of any Lien, security interest, encumbrance, or claim granted by the Company to any Party under any Financing Document.

7.2.1                        Modification of Bond Financing Documents.  The Trustee shall have the right without the consent of any other Party to enter into any amendment, deferral, modification, increase, renewal, replacement, restatement, consolidation, supplement or waiver (collectively, a “Bond Financing Modification”) of the Bond Debt or the Bond Financing Documents provided that no such Bond Financing Modification shall, without the prior written consent of the other Party, (i) increase the interest rate or principal amount of the Bond Debt, or (ii) extend or shorten the principal payment commencement date and/or the scheduled maturity date of the Bond Debt (except that the Trustee may permit the Company to exercise any extension options in accordance with the terms and provisions of the Bond Financing Documents in effect as of the date hereof).  In addition and notwithstanding the foregoing provisions of this Section 7.2.1, any amounts funded by the Trustee under the Bond Financing Documents as a result of (x) the making of any Protective Advances or other advances by the Trustee, (y) incurring any Costs of Completion or (z) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 7.2.1.

7.2.2                        Copies of Bond Financing Modifications.  The Trustee shall deliver to FNBO copies of any and all modifications, amendments, extensions, consolidations, restatements, alterations, changes or revisions to any one or more of the Bond Financing Documents (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by the Trustee) within a reasonable time after any of such applicable instruments have been executed by the Company and the Trustee.

7.3           By the Parties.  The Parties agree that the purpose of this Agreement is to establish priority as to interests otherwise created by independent loan and bond arrangements between the Parties and the Company and each Party agrees that this Agreement shall not be utilized by any of them to claim an expansion of any security interest or Lien granted to them by the Company.

8.             Decisions by Voting.  If (i) the Company requests a consent or waiver relating to, or required by, a then existing provision of the FNBO Loan Documents or the Bond Financing Documents, which with respect to the Bond Debt is in the discretion of the Trustee without the consent of the owners of the Bonds, and requires action by both FNBO and the Trustee, (ii) FNBO and the Trustee cannot reach agreement as to those matters set forth in Section 2.2 hereof (for which the Trustee has discretion to act without consent of the owners of the Bonds) after good faith efforts, or (iii) if any other matter arises with respect to the administration of the FNBO Loan by FNBO or the Bond Debt by the Trustee (for which the Trustee has discretion to act without consent of the owners of the Bonds) which requires consent, agreement or action by the other party and FNBO and the Trustee cannot reach agreement after good faith negotiations, then such matter shall be resolved by a vote of FNBO and the Trustee.  If the outstanding principal amount of the FNBO Loan, together with all accrued and unpaid interest, at such time is more than fifty percent (50%) of the sum of the unpaid principal and accrued interest on the FNBO Loan and the Bond Debt, the determination of FNBO shall prevail.  If  the outstanding principal amount of the Bond Debt, together with all accrued and unpaid interest, at such time is more than fifty percent (50%) of the sum of the unpaid principal and accrued interest on the FNBO Loan and the Bond Debt, the determination of the Trustee shall prevail.

9.             Further Assurances.  Each Party will promptly execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested by any other Party hereto in writing that may be necessary or desirable to effect fully the purposes of this Agreement.

10.          Notices.  All notices or other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given the third Business Day after mailed by first class registered or certified mail, return receipt requested, postage prepaid, or on the First Business Day after delivered to a recognized overnight courier service for next day delivery with proper address as indicated below.  Each Party may, by written notice given to the other Parties, designate any other address or addresses to which notices or other communications to them shall be sent when required as contemplated by this Agreement.  Until otherwise so provided by the respective Party, all notices and communications to each of them shall be addressed as follows:

If to FNBO:	First National Bank of Omaha
1620 Dodge Street, Stop 1050
Omaha, Nebraska 68197
Attention: Jeremy Reineke
Telephone: (402) 633-3056

With a copy to:	Stinson Morrison Hecker LLP
1299 Farnam Street, Suite 1500
Omaha, Nebraska 68102
Attention: James M. Pfeffer
Telephone: (402) 930-1735

If to the Trustee:	U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3C
St. Paul, Minnesota 55107
Attention: Corporate Trust
Telephone: (651) 495-3917

11.          Successors and Assigns.  Whenever in this Agreement each of the Parties is named or referred to, the successors and assigns of such Party shall be deemed to be included and all covenants, promises and agreements in this Agreement by and on behalf of the respective Parties hereto shall bind and inure to the benefit of the respective successors and assigns of such Party, whether so expressed or not.

12.          Relative Rights.  Nothing in this Agreement shall (a) impair, as between any Party and the Company, the obligations of the Company with respect to the payment of the FNBO Debt or the Bond Debt in accordance with their respective terms, or (b) impair, as between any Party and the Company, the obligations of the Company with respect to the performance of the FNBO Loan Documents and  the Bond Financing Documents in accordance with their respective terms, or (c) impair the relative rights of FNBO or the Trustee as against any other creditor of the Company.

13.          Conflict.  In the event of any conflict between any term, covenant or condition of this Agreement and any term, covenant or condition of any Financing Documents, the provisions of this Agreement shall control and govern.

14.          Headings.  The paragraph headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

15.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.          Severability.  In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as most fully to achieve the intention of this Agreement.

17.          Continuing Agreement.  This Agreement is a continuing agreement and shall remain in full force and effect until the earliest of (a) payment in full of the Parity Indebtedness or (b) transfer of the Collateral by the foreclosure, by sale of the Collateral by the exercise of

Senior Lender’s legal and contractual remedies, or by the transfer of the Collateral to FNBO or the Trustee by the Company’s deed-in-lieu of foreclosure and distribution of the proceeds thereof in accordance with this Agreement; provided, however, that any rights or remedies of any Party hereto arising out of any breach of any provision hereof occurring prior to such date of termination shall survive such termination.

18.          Applicable Law.  This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of Minnesota, without regard to conflicts of law principles.

19.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE FINANCING DOCUMENTS.  THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS.  THE PARTIES REPRESENT AND WARRANT THAT EACH HAS HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND THIS WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

20.          Effectiveness of Agreement.  Notwithstanding the execution and delivery of this Agreement by any Party, no Party shall be bound by the terms and conditions of this Agreement unless and until the Bonds have been sold and the Bond Financing Documents executed and delivered to the Trustee.

IN WITNESS WHEREOF, the Trustee and FNBO have caused this Agreement to be executed as of the day and year first above written.

SIGNATURE PAGE TO:

INTERCREDITOR AGREEMENT

FNBO:

FIRST NATIONAL BANK OF OMAHA

as Administrative Agent and Collateral Agent for the Lenders

/s/ Jeremy Reineke
By: Jeremy Reineke
Its: Second Vice President

SIGNATURE PAGE TO:

INTERCREDITOR AGREEMENT

Trustee:

U.S. BANK, NATIONAL ASSOCIATION, as Trustee for the owners of the $15,180,000 City of Lamberton, Minnesota Parity Senior Solid Waste Disposal Facility Revenue Bonds, Series 2008 (Highwater Ethanol, LLC Ethanol Plant Project)

By:	/s/ Christine Robinette
Its:	Vice President

COMPANY’S ACKNOWLEDGEMENT

The undersigned hereby acknowledges and agrees to the terms and provisions of this Intercreditor Agreement.  By executing this Acknowledgement, the Company, through the undersigned authorized officer, agrees to be bound by the provisions of the Intercreditor Agreement insofar as such provisions relate to the relative rights of the Parties thereto as between such Parties.  The undersigned further agrees that the terms of the Intercreditor Agreement shall not give the undersigned any substantive rights vis-à-vis any Party and does not affect the undersigned’s obligations to any Party under any Financing Document.

COMPANY:

HIGHWATER ETHANOL, LLC,
a Minnesota limited liability company

By:	/s/ Brian Kletscher
Brian Kletscher, President

EXHIBIT A

LEGAL DESCRIPTION OF THE REAL PROPERTY

PARCEL I (PROJECT SITE)

TRACT A:  That part of the Southwest Quarter of Section 21, Township 109 North, Range 37 West, Redwood County, Minnesota, lying north of the northerly right-of-way line of the Dakota Minnesota & Eastern Railroad.

Excepting therefrom that part of said Tract A which lies northwesterly of “Line 1” described below, southerly of a line run parallel with and distant 50 feet southerly of “Line 2” described below, and easterly of the easterly right-of-way line of Township Road T-190, as now located and established, said exception containing 0.20 acres more or less.

“Line 1”:  Beginning at the intersection of the easterly right-of-way line of said township road with a line run parallel with and distant 180 feet southerly of “Line 2” described below; thence northeasterly to a point distant 50 feet southerly (measured at right angles) of a point on said “Line 2”, distant 167.4 feet easterly of its point of beginning, and there terminating.

“Line 2”:  Beginning at a point on the west line of the Northwest Quarter of Section 21, distant 1.0 foot north of the southwest corner thereof; thence run northeasterly at an angle of 92 degrees 05 minutes 00 seconds (as measured from south to east) from said west line of 1521.8 feet; thence deflect to the right at an angle of 01 degree 03 minutes 00 seconds for 1100 feet and there terminating.

Also Excepting that part of said Tract A hereinbefore described, which lies within a distance of 35 feet southerly of a line run parallel with and distant 50 feet southerly of the following described line:  Beginning at a point on “Line 2” hereinbefore described, distant 484.4 feet westerly of its point of termination; thence easterly on said “Line 2” for 484.4 feet and there terminating; said exception containing 0.37 acres more or less.

Subject to Township Road right-of-way over the westerly 33 feet of said Southwest Quarter, also subject to Trunk Highway 14 right-of-way.

AND ALSO

PARCEL II (PROJECT SITE)

All that part of the Southeast Quarter of Section 21, Township 109 North, Range 37 West, Redwood County, Minnesota, lying north of the northerly right-of-way line of the Dakota Minnesota & Eastern Railroad, subject to Highway 14 right-of-way.

Excepting therefrom that part of said Southeast Quarter which lies within a distance of 35 feet southerly of the following described line:  Beginning at a point on the westerly boundary of said

Southeast Quarter, distant 40 feet southerly of the northwest corner thereof; thence run easterly for 345.6 feet along a line that intersects the easterly boundary of the Southeast Quarter of said Section 21, distant 64.4 feet southerly of the northeast corner thereof and there terminating.

Also Excepting therefrom that part of the Northeast Quarter of the Southeast Quarter of Section 21, Township 109 North, Range 37 West, Redwood County, Minnesota, described as follows:  Commencing at the northeast corner of said Southeast Quarter; thence southerly on a Minnesota State Plane Grid Azimuth from north of 181 degrees 50 minutes 35 seconds along the east line of said Southeast Quarter 102.21 feet; thence westerly 270 degrees 48 minutes 42 seconds azimuth 665.31 feet to the point of beginning; thence continue westerly 270 degrees 48 minutes 42 seconds azimuth 400.00 feet; thence southerly 180 degrees 48 minutes 42 seconds azimuth 200.00 feet; thence easterly 90 degrees 48 minutes 42 seconds azimuth 400.00 feet; thence northerly 00 degrees 48 minutes 42 seconds azimuth 200.00 feet to the point of beginning.

Containing 0.27 acres, more or less.

AND ALSO

PARCEL III (LAMBERTON ECONOMIC DEVELOPMENT AUTHORITY PARCEL)

That part of the South Half (S½) of Section Twenty-two (22), Township One Hundred Nine (109) North, Range Thirty-seven (37) West, Redwood County, Minnesota, lying northerly of the northerly right-of-way line of the Dakota Minnesota & Eastern Railroad, and southerly of the following described line:  Commencing at a point on the west line of the Southwest Quarter (SW¼) of said Section Twenty-two (22) where said line intersects the northerly right-of-way line of the Dakota Minnesota and Eastern Railroad, said right-of-way line being 50 feet northerly of and parallel with the center line of the tracks; thence northerly along said west line on an assumed azimuth of 01 degrees 50 minutes 35 seconds 145.69 feet to the point of beginning of the line to be described; thence easterly 84 degrees 21 minutes 14 seconds azimuth 388.43 feet; thence 85 degrees 21 minutes 11 seconds azimuth 900.66 feet; thence easterly 83 degrees 46 minutes 16 seconds azimuth 896.53 feet; thence easterly 81 degrees 30 minutes 37 seconds azimuth 193.47 feet; thence easterly 78 degrees 15 minutes 04 seconds 396.89 feet; thence easterly 80 degrees 37 minutes 13 seconds 299.78 feet; thence easterly 77 degrees 40 minutes 49 seconds 199.61 feet; thence easterly 80 degrees 37 minutes 44 seconds azimuth 200.67 feet; thence easterly 77 degrees 47 minutes 42 seconds azimuth 316.70 feet to the southerly right-of-way line of Trunk Highway No. 14; thence easterly 90 degrees 48 minutes 42 seconds azimuth along said southerly right-of-way line 619.24 feet to its intersection with said northerly right-of-way line of said Dakota Minnesota and Eastern Railroad and there terminating.

AND ALSO

PARCEL IV (ERICKSON WELL SITE PARCEL)

The East 2040.20 feet of the North 128.10 feet of the Northwest Quarter of Section 14, Township 108 North, Range 37 West, Cottonwood County, Minnesota.  Said tract subject to a 33.00 foot township road right-of-way easement.  Said tract contains 6.00 acres more or less, including 1.55 acres of township road right-of-way.

AND ALSO

PARCEL V (GEIS WELL SITE PARCEL)

The East 1188.00 feet of the South 220.00 feet of the Southeast Quarter of the Southwest Quarter of Section 29, Township 109 North, Range 37 West, Redwood County, Minnesota.  Said tract subject to a 33.00 foot township road right-of-way easement.  Said tract contains 6.00 acres more or less, containing 0.90 acres of township road right-of-way.

STATE OF SOUTH DAKOTA	)
) ss.
COUNTY OF Minnehaha	)

On this 24th day of April, 2008, before me a Notary Public within and for said County, personally appeared Brian Kletscher, to me known, who being by me duly sworn, did say that he is the President of Highwater Ethanol, LLC, the Minnesota limited liability company named in the foregoing instrument, and that said instrument was signed on behalf of said company by authority of its Board of Governors and as the free act and deed of said company.

/s/ Vicki Blake
Notary Public – South Dakota
My Commission Expires 2/10/12

STATE OF OHIO	)
) ss.
COUNTY OF CUYAHOGA	)

On this 25th day of April, 2008, before me a Notary Public within and for said County, personally appeared Christine Robinette, to me known, who being by me duly sworn, did say that she is the Vice President of U.S. Bank, National Association, the Trustee named in the foregoing instrument, and that said instrument was signed on behalf of said bank by authority of its board and as the free act and deed of said bank.

/s/ Laneda F. Reed
Notary Public

[SEAL]	LANEDA F. REED
Notary Public, State of Ohio
My Commission Expires Aug. 23, 2012

STATE OF SOUTH DAKOTA	)
) ss.
COUNTY OF Minnehaha	)

On this 24th day of April, 2008, before me a Notary Public within and for said County, personally appeared Jeremy Reineke, to me known, who being by me duly sworn, did say that he is a Second Vice President of First National Bank of Omaha, the national bank named in the foregoing instrument, and that said instrument was signed on behalf of said instrumentality by authority of its board and as the free act and deed of said instrumentality.

/s/ Vicki Blake
Notary Public – South Dakota
My Commission Expires 2/10/12